Exhibit 21.1

Subsidiaries

Name	Jurisdiction
Ramco-Gershenson, Inc.	Michigan
Ramco Lion LLC	Delaware
Ramco/Lion Venture LP	Delaware
Ramco Properties GP, L.L.C.	Michigan